Exhibit 10. a

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated and effective this 1st day of April, 2008, is by and between First Bancorp, a North Carolina corporation (the “Company”), and John S. Long (the “Employee”).  References to the “Company” herein shall be deemed to refer to the Company and its subsidiaries taken as a whole, unless the context requires or this Agreement provides otherwise.

The Company desires to employ the Employee, and the Employee desires to be employed by the Company, on the terms and subject to the conditions hereinafter set forth.  Accordingly, in consideration of employment, the compensation the Company agrees to pay the Employee, the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually agree as follows:

1.           Employment and Term.  Commencing on the date hereof, the Company (or one of its subsidiaries) will employ the Employee, and the Employee will be employed by the Company, as an Executive Vice President and Regional Executive for a term of three (3) years, unless sooner terminated as hereinafter provided.  The term of this Agreement shall automatically be extended for an additional period of one (1) year on each anniversary of the date of this Agreement unless either party gives the other written notice on or prior to such anniversary date that such extension will not occur.

2.           Duties.  The Employee shall at all times faithfully and diligently perform the Employee’s obligations under this Agreement and shall act in the best interests of the Company and its affiliates.  The Employee’s duties hereunder shall be to act in such office or capacity as the Company may direct or change from time to time, and the Employee shall perform all duties necessary or advisable in order to carry out such functions of such office in an efficient manner.  The Employee shall, during the term of the Employee’s employment hereunder, devote the Employee’s full time, best efforts and ability, skill, and attention exclusively to the furtherance of the business objectives and interests of the Company and its affiliates during such hours and in such a manner as is generally customary for the employees of the Employee’s position in businesses of the Company’s type.

3.           Compensation.

(a)           Salary.  As compensation for the services and agreements described herein, the Company shall pay the Employee an annual base salary of not less than $175,000, payable in accordance with the customary payroll practices of the Company.  The Employee’s salary shall be subject to increase upon annual reviews of the Employee’s performance.  The Employee will receive an annual increase that is at least as much as any percentage increase in the U.S. Consumer Price Index during the twelve (12) months preceding the date of the Employee’s annual review.  Any such increase will be considered in determining the Employee’s base salary for all purposes hereunder.  The Employee shall also be eligible for bonuses, to be awarded from time to time in accordance with policies and procedures established by the Company and applicable to its officers having positions similar to that of the Employee.  In particular, the Employee will initially be eligible to participate in the Company’s annual incentive plan (the “AIP”) adopted by the Company in January 2007, and the Employee’s target bonus under the AIP will be 25% of base salary during Employee’s first year of participation in the AIP, subject to the terms of the AIP.

(b)           Reimbursement of Expenses.  The Company shall pay or reimburse the Employee for all reasonable and necessary travel and other expenses incurred by the Employee in performing the Employee’s obligations under this Agreement; provided, however that the Employee shall present to the Company from time to time an itemized account of such expenses in any form required by the Company.  The Company further agrees to furnish the Employee with such other assistance and accommodations as shall be suitable to the character of the Employee’s position with the Company and adequate for the performance of the Employee’s duties hereunder.

(c)           Fringe Benefits.  The Employee shall be entitled to such insurance, pension, profit-sharing and other benefit plans as are or may be available generally to the employees of the Company to the extent permitted by applicable laws or government regulations.  The Employee will also be eligible for participation in the Company’s Supplemental Executive Retirement Plan and the Company’s Stock Option Plan.  The Employee will receive an initial grant of 5,000 options under the Company’s Stock Option Plan on the date hereof, the terms of which shall be comparable to options granted generally to existing senior officers of the Company.

(d)           Leave.  The Employee shall be entitled to reasonable time off for vacation, sick leave, bereavement leave, jury duty and military obligations as are or may become available to the employees of the Company in positions similar to those of the Employee, as provided by the Company’s policies as they may be in effect from time to time.

4.           Termination.  In addition to the termination of the term (or any renewal thereof) specified in Section 1, employment may be terminated under any of the following provisions:

(a)           The employment of the Employee under this Agreement may be terminated immediately by the Company if the Company finds that the Employee shall have (i) demonstrated gross negligence or willful misconduct in the execution of the Employee’s duties, (ii) committed an act of dishonesty or moral turpitude, (iii) been convicted of a felony or (iv) violated the provisions of Section (d) or Section (e) hereof.  All future compensation and benefits not then accrued will automatically terminate if the Employee is terminated under this Section 4(a).

(b)           The employment of the Employee under this Agreement shall be automatically terminated on the date of the Employee’s death.

(c)           The Company may terminate the Employee’s employment hereunder for any reason other than as provided in Sections 4(a) and (b), but in such case Company shall be obligated to pay the Employee’s base salary to the Employee for the remainder of the term specified in Section 1 (the “Remaining Term”).  Notwithstanding the foregoing, in the event the Employee is a “Specified Employee” (within the meaning of Treasury Regulation §1.409A-1(i)) and to the extent required by the applicable regulations, no payment shall be made to the Employee under Section 4(c) prior to the first day of the seventh month following the Employee’s “Separation from Service” (within the meaning of Treasury Regulation §1.409A-1(h)).

(d)           Employment hereunder may be terminated voluntarily by the Employee on forty-five (45) days’ written notice to the Company’s Chief Executive Officer or Chairman of the Company’s Board of Directors, in which case the Employee will receive his compensation, vested rights and the employee benefits accrued through the date of termination of employment.

5.           Other Obligations.  All payments and benefits to the Employee under this Agreement shall be subject to the Employee’s compliance with the following provisions:

(a)           Assistance in Litigation.  While employed by the Company or any of its subsidiaries and for a period of three (3) years after termination of such employment, the Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  In connection with such assistance, if substantial effort or expense is required of the Employee after the termination of the Employee’s employment hereunder, the Company will pay reasonable compensation to the Employee and will reimburse him for reasonable out-of-pocket expenses.

(b)           Board Membership.  During the term of this Agreement, the Employee shall be an active member of the Company’s local advisory board and shall receive $1,000 per month for his service on such board, for three years after the date of this Agreement, after which the Employee shall receive the board fees paid to all other advisory board members.

(c)           Long-Term Disability.  If the Employee has become disabled as determined under the Company’s long-term disability plan or policy then in effect and is terminated from active employment with the Company or any of its subsidiaries, then the Employee shall be paid the compensation set forth in Section 4(c); provided that such payments shall be reduced by any benefits received by the Employee under the Company’s long-term disability plan or policy.  Additionally, if such a circumstance occurs, the Employee acknowledges and agrees that the Employee is under an affirmative duty to actively seek and accept reasonable alternative employment following termination.  Any compensation received by the Employee following such termination or compensation earnable with reasonable diligence will be deducted from any compensation due the Employee under this Agreement or such long-term disability plan or policy.  In the event the Employee fails to seek reasonable alternative employment after such termination, the Company’s obligation to pay future compensation shall cease.

(d)           Confidential Information.  The Employee acknowledges that in the course of the Employee’s employment, the Employee will acquire knowledge of trade and business secrets and other confidential data of the Company, its subsidiaries and affiliates.  Such trade and business secrets and other confidential data may include, but are not limited to, confidential product information, methods by which the Company proposes to compete with its business competitors, strategic plans, confidential reports prepared by business consultant(s) and similar information relating to the Company’s, its subsidiaries’ or its affiliates’ products, customers and operations. The Employee acknowledges and agrees that any resulting restrictions on the Employee’s activities are required for the reasonable protection of the Company.  The Employee agrees not to knowingly disclose or reveal to any unauthorized person such confidential business secrets or other confidential data while employed by the Company or any of its subsidiaries and for a period of two (2) years after the termination of such employment.  Upon expiration or termination of the Employee’s employment by the Company, the Employee agrees to return to the Company all documents (both originals and copies), including without limitation customer lists, books and records, form agreements, manuals and other information (in whatever form such information may exist, whether written, recorded, in magnetic media, or other form) that comes into the Employee’s possession during, by virtue of or in the course of the Employee’s employment and that are in any way connected with or related to the business of the Company or any of its subsidiaries or affiliates.

(e)           Noncompetition Covenants and Other Covenants For Protection of the Company.  During the term of Employee’s employment hereunder and during the period following the termination of such employment specified below as the “Restricted Period” (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein), Employee separately covenants for the benefit of the Company as follows:

(i)          Employee shall not be employed by, participate or engage in any activity or business which is in competition with the business of the Company, or any of its subsidiaries and affiliated companies, including acting, either singly or jointly or as agent for, or as an employee of, any person or persons, firm or corporation (as a director, shareholder or investor, partner, proprietor, principal agent, independent contractor, representative, consultant or otherwise), in the “Restricted Territory” (as defined below); provided further, however, that for the period following the termination of Employee’s employment with the Company, Employee may be employed or associated with a business in competition with the Company to the extent that such employment or association does not involve Employee (i) working in a capacity related to the work he did for the Company; or (ii) utilizing any contacts or knowledge of trade and business secrets or other confidential data of the Company.  Ownership by Employee of 5% or less of the outstanding capital stock of any corporation which is actively publicly traded will not be a violation of this covenant;

(ii)          Employee covenants that Employee will not employ or assist others by active solicitation to recruit and employ employees of the Company or any of the Company’s subsidiaries or affiliate companies; and

(iii)          Employee agrees that Employee will not, directly or indirectly, on behalf of himself or any third party, make any sales contacts with, or actively solicit business from any customer of the Company or its subsidiaries or affiliate companies with whom Employee had any substantial or nonincidental contact or communications for two years prior to Employee’s termination of employment with the Company, for any products or services competitive with those offered by the Company or its subsidiaries or affiliated companies within the “Restricted Territory” (as defined below).

The “Restricted Period” following termination of employment during which Employee will observe the covenants contained in this Section 5(e) shall be (A) one (1) year following termination of employment under Section 4(a) of this Agreement, (B) two years (2) if Employee voluntarily terminates his employment hereunder, and (C) through the end of the Remaining Term (as defined in Section 4(c) hereof) if employment is terminated pursuant to Section 4(c).

“Restricted Territory” is defined as the area located within (A) the cities of Cheraw and Florence in the State of South Carolina, and (B) the 50-mile radius around each such city.

Notwithstanding the foregoing, the aforesaid limitations on Employee contained in this Section 5(e) shall be null and void if Employee’s employment hereunder is terminated within one year following a Change in Control (as defined in Section 8 hereof).

(f)           It is further understood and agreed that the Company’s right to require Employee to keep confidential information secret or not to compete against the Company for the agreed upon period shall not be in lieu of the Company’s right to monetary damages in the event Employee is in breach of any obligation contained in this Agreement, and that in the event of any breach or threatened breach of any of these covenants, the Company may either, with or without pursuing any action for damages, obtain and enforce an injunction prohibiting Employee from violating said covenants.

(g)           The parties hereby agree that all of the above obligations in this Section 5 are reasonable in nature and are designed to reasonably protect the Company’s interests.

(h)           The parties intend the restrictions on competition contained in this Section 5 to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions or requirements shall not render invalid or unenforceable any one or more of the other restrictions or requirements.  The Company shall have the right to limit, unilaterally, the scope of any provision of this Section 5 to ensure the enforceability of Employee’s agreement not to compete with the Company.

6.           Source of Payment.  Subject to the terms of any employee benefit plan established by the Company and except as otherwise provided by law, all payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment.  The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind for the benefit of the Employee.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

7.           Payments by Company.  If the Company shall find that any person to whom any amount is or was payable hereunder is unable to care for the Employee’s affairs because of illness or accident, or is a minor, or has died, then the Company, if it so elects, may direct that any payment due him or the Employee’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of such person’s spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them in such manner and proportion as the Company may deem proper.  Any such payment shall be in complete discharge of the liability of the Company therefor.

8.           Change in Control.

(a)           If a “Change in Control” occurs while the Employee is employed by the Company and the Employee’s employment is terminated by the Company or the Employee for any reason or no reason within twelve (12) months after the Change in Control, the Company shall pay the Severance Payment provided in Section 8(b) to the Employee within ten (10) days of the date of termination of the Employee’s employment (except as otherwise set forth herein), provide benefits pursuant to Section 8(c) and cause the acceleration of vesting of benefits described in Section 8(d) to occur; provided, however, that the termination of the Employee’s employment shall not be deemed due to a Change in Control and the Employee shall have no rights under this Section 8 if such termination of employment is (i) pursuant to Section 4(a) or (ii) due to the Employee’s death pursuant to Section 4(b), the Employee’s disability pursuant to Section 5(c) or the Employee’s retirement in accordance with the Company’s then existing retirement policies.  Notwithstanding the foregoing, in the event the Employee is a “Specified Employee” (within the meaning of Treasury Regulation §1.409A-1(i)), no payment shall be made to the Employee under Section 8(b) prior to the first day of the seventh month following the Employee’s “Separation from Service” (within the meaning of Treasury Regulation §1.409A-1(h)).

In the event of successive Changes in Control, the provisions of this Agreement shall apply with respect to each Change in Control.  All references to the Company in this Section 8 shall also be to the Company’s successors and assigns of the Company, whether in connection with a Change in Control or otherwise.

(b)           Employee’s Severance Payment shall be an amount equal to the lesser of (i) two point nine (2.9) times the amount of Employee’s base salary in effect on the date of the Change in Control and (ii) the product of 2.99 and the “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations thereunder (the “Severance Payment”).

(c)           The Company shall provide to the Employee and the Employee’s spouse or other qualified dependents, at a cost to the Employee no greater than the cost of such benefits to the Employee at the time of the Change in Control, such hospitalization, health, medical and dental insurance benefits as were available to the Employee (and the Employee’s spouse or qualified dependents) immediately prior to the Change in Control until the earlier to occur of (i) two (2) years following the date of the Change in Control or (ii) the Employee accepting employment pursuant to which the Employee is eligible for comparable health insurance benefits.

(d)           Any non-vested option to purchase securities of the Company will vest and become immediately exercisable upon a Change in Control.

(e)           “Control” means the power, directly or indirectly, to direct the management or policies of the Company or to vote forty percent (40%) or more of any class of voting securities of the Company.  “Change in Control” shall mean a change in Control of the Company, except that any merger, consolidation or corporate reorganization in which the owners of the capital stock entitled to vote (“Voting Stock”) in the election of directors of the Company prior to said combination own sixty-one percent (61%) or more of the resulting entity’s Voting Stock shall not be considered a Change in Control for the purpose of this Agreement; provided, that, without limitation a Change in Control shall be deemed to have occurred if (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, of thirty-three percent (33%) or more of the Voting Stock of the Company or its successors; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or its successors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that any person who becomes a director of the Company after the beginning of such period whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered a member of the Incumbent Board; or (iii) there occurs the sale of all or substantially all of the assets of the Company.  Notwithstanding the foregoing, no Change in Control shall be deemed to occur by virtue of any transaction which results in the Employee, or a group of persons including the Employee, acquiring, directly or indirectly, thirty-three percent (33%) or more of the combined voting power of the Company’s outstanding securities.  For purposes of this Section 8(e), references to the “Company” shall be deemed to refer to First Bancorp only, and not to its subsidiaries.

9.           Modification and Waiver.

(a)           Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term and condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

11.           General Provisions.

(a)           Assignability.

(i)          Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, the Employee’s beneficiaries, or legal representatives without the Company’s prior written consent.

(ii)          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge of hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph shall preclude the executors, administrators, or other legal representative of the Employee or the Employee’s estate from assigning any rights to payment hereunder to the person or persons entitled thereto.

(iii)          The Company may assign this Agreement and any rights hereunder to any wholly owned subsidiary of the Company.

(b)           Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective successors and assigns.

(c)           Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(d)           Notice.  For purposes of this Agreement, written notice shall be effective if personally delivered or if sent by certified mail, return receipt requested, to the following addresses or to such other addresses as either may designate in writing to the other party:

Employee:                      John S. Long
        307 3rd Street
        Cheraw, South Carolina  29520

Company:              First Bancorp
341 North Main Street
Troy, North Carolina  27371
Attention:  Chief Executive Officer

For purpose of computing time, all time requirements under this Agreement will start on the date mailed or if personally delivered, when delivered.

12.           Governing Law.  This Agreement has been executed and delivered in the State of North Carolina, and its validity, interpretation, performance and enforcement shall be governed by the internal laws of such State.

13.           Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties with reference to the employment of the Employee, and supersedes any prior employment agreement, understanding or arrangement between the Employee and the Company, its subsidiaries or affiliates.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above stated.

EMPLOYER:

By:	/s/ Jerry L. Ocheltree
Name: Jerry L. Ocheltree
Title: Chief Executive Officer

EMPLOYEE:

/s/ John S. Long
John S. Long